Exhibit 3.3(f)
Article III of the Company’s bylaws shall be, and is, amended in its entirety to read as follows (new language underscored, removed language ~~struck through~~):
ARTICLE III
DIRECTORS
     SECTION 1. The number of directors of this corporation that shall constitute the whole board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Beginning with the 2009 annual meeting of stockholders, each director who is elected or appointed at or after the 2009 annual meeting of stockholders shall hold office until the next annual meeting of stockholders or until such director’s prior death, disability, resignation, retirement, disqualification or removal from office. Directors elected prior to or at the 2009 annual meeting of stockholders, including those elected at the 2008 annual meeting of stockholders, shall continue to hold office until the expiration of the three-year terms for which they were elected, subject to such directors’ prior death, disability, resignation, retirement, disqualification or removal from office. Any person elected to a newly-created director position or any person elected to fill a vacancy on the Board of Directors shall serve until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to such director’s prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     SECTION 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ prior death, disability, resignation, retirement, disqualification or removal from office. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
     SECTION 3. (A) Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any such resignation shall take effect at the time received by the corporation, unless the resignation specifies a later effective date or an effective date determined upon the happening of one or more events, such as failing to receive a specified vote for re-election as a director.
     (B) If a director were to submit a resignation that was conditioned upon the director failing to receive a specified vote for re-election as a director, the director may provide that such resignation is irrevocable.
     (C) If an incumbent director receives more “withheld” votes than “for” votes in an uncontested election of directors, the director agrees that he or she shall submit a letter of resignation to the Board of Directors within ten days following the certification of the election results. The Board of Directors shall, no later than 90 days following the date of the certification of the election results, consider the attendant circumstances, recommendations and any other factors it deems relevant and determine whether to accept the director’s resignation. If the Board of Directors determines not to accept the director’s resignation, then such resignation shall not be effective with respect to the applicable election. The Board of Directors will promptly disclose its decision regarding the tendered resignation, including its rationale for accepting or rejecting the resignation offer, by furnishing a report with the Securities and Exchange Commission.
     (D) For purposes of this Section 3, an “uncontested election” shall mean an election of directors where the only nominees are those nominated by the Board of Directors.
     SECTION ~~3~~ 4. The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.